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                                                                   EXHIBIT 99(a)



                    Union Planters Corporation Press Release
            dated October 16, 1997, announcing operating results for
               the three and nine months ended September 30, 1997
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                      [UNION PLANTERS CORPORATION LOGO]
                                  NEWS RELEASE


OCTOBER 16, 1997



     UNION PLANTERS ANNOUNCES RECORD THIRD QUARTER AND NINE MONTH RESULTS --

                      NINE MONTH EARNINGS PER SHARE UP 45%




         Memphis, Tennessee -- Union Planters Corporation announced today record third quarter net earnings of $62.4 million, or $.87 per fully diluted common share, compared to $26.6 million, or $.38 per fully diluted common share, for the same period last year. The third quarter earnings represent a return on average assets of 1.68% and a return on average common equity of 17.8%, compared to .69% and 8.2%, respectively, for the same period in 1996. Prior year results have been restated to reflect pooling of interests accounting for five mergers, including Memphis-based Leader Financial Corporation. Last year's third quarter net earnings were reduced significantly by the one-time Savings Association Insurance Fund (SAIF) assessment on deposits and certain merger-related and other significant charges.

         Net earnings for the nine months ended September 30, 1997, were a record $181.5 million compared to net earnings of $122.4 million for the same period in 1996. Fully diluted earnings per common share for the nine month period were $2.55, an increase of 45% over $1.76 for the same period last year. Return on average assets and average common equity for the nine months ended September 30, 1997, were 1.64% and 18.0%, respectively, compared to 1.07% and 13.3%, respectively, for the same period in 1996.

         Benjamin W. Rawlins, Jr., Chairman and Chief Executive Officer, said, "We are pleased with our third quarter and nine month results. Our return on assets and shareholders' equity continue to rank us in the top quartile of our peer group on these key profitability ratios. We are benefiting from the



                                     -More-

              CORPORATE HEADQUARTERS: UNION PLANTERS CORPORATION,
                 7130 GOODLETT FARMS PARKWAY, CORDOVA, TN 38018
    TELEPHONE (901) 383-2892 - FAX (901) 383-2964 - NYSE TRADING SYMBOL: UPC
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increased market share and operating efficiencies of our in-market acquisitions over the last several years."

         Net interest income increased to $154.3 million for the quarter compared to $151.7 million for the same period a year ago. The net interest margin for the third quarter was 4.67% compared to 4.36% for the same period in 1996. The higher net interest margin reflects loan growth funded by maturities and sales of lower yielding investment securities and reductions in short-term borrowings.

         For the third quarter, the provision for losses on loans was $22.3 million compared to $16.1 million for the same period in 1996. Net charge-offs for the quarter were $16.5 million compared to $13.2 million for the third quarter of 1996. The increase in net charge-offs relates primarily to credit card and other consumer loans.

         At September 30, 1997, the allowance for losses on loans was $166.9 million, or 1.90% of loans and 286% of nonperforming loans. Nonperforming loans were .67% of loans at quarter end and nonperforming assets were $71.8 million, or .82% of loans and foreclosed properties. Nonperforming loans were .70% of loans and nonperforming assets were $73.3 million, or .82% of loans and foreclosed properties, at September 30, 1996.

         Noninterest income was $74.8 million for the third quarter compared to $57.4 million a year ago. Included in noninterest income for the third quarter of 1997 is a $10.7 million gain from the sale of certain branches and deposits in upper East Tennessee. Also, during the quarter the Corporation securitized and sold approximately $300 million of fixed and adjustable rate single family residential mortgage loans, which resulted in a $7.6 million increase in gains on sale of loans. The purpose of the sale was to enhance liquidity and take advantage of low interest rates and narrow spreads on adjustable rate mortgage securities. Noninterest income for the third quarter of 1996 included a $5.0 million gain from the sale of certain assets of a subsidiary.



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         Noninterest expense decreased for the quarter to $112.1 million compared to $151.2 million a year ago. The decrease was due primarily to a reduction in FDIC insurance premiums and the absence of the one-time SAIF assessment on deposits and merger-related and other significant charges in the third quarter last year.


         Union Planters Corporation ended the quarter with total assets of $14.9 billion, total loans of $10.1 billion, and total deposits of $11.0 billion. Shareholders' equity at September 30, 1997 was $1.5 billion and the shareholders' equity to total assets and leverage ratios were 10.01% and 10.96%, respectively.

         Union Planters Corporation, headquartered in Memphis, Tennessee, is a multi-state bank holding company with 35 banking subsidiaries, 568 ATM locations, and 427 banking offices in Tennessee, Mississippi, Missouri, Arkansas, Louisiana, Alabama, and Kentucky. Union Planters is one of the 50 largest bank holding companies in the United States. The Corporation's Common Stock is traded on the New York Stock Exchange under the symbol UPC.


                                     -oOo-


FOR ADDITIONAL INFORMATION:

         JACK W. PARKER, CFO
         (901) 580-6781

                     [TWO PAGE FINANCIAL ATTACHMENT FOLLOWS]
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                           UNION PLANTERS CORPORATION
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                THREE MONTHS ENDED               NINE MONTHS ENDED
                                                                   SEPTEMBER 30,                   SEPTEMBER 30,
                                                               1997           1996            1997             1996
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
INCOME STATEMENT AMOUNTS
   Net interest income
     Actual                                                  $154,321       $151,661     $   467,271      $   451,203
     Taxable-equivalent basis                                 158,465        156,003         479,313          464,066
   Provision for losses on loans                               22,251         16,070          47,252           41,739
   Noninterest income
     Investment securities gains (losses)                          26           (261)             35             (229)
     Other                                                     74,761         57,632         186,743          166,917
   Noninterest expense                                        112,107        151,180         331,409          389,425
   Earnings before income taxes                                94,750         41,782         275,388          186,727
   Applicable income taxes                                     32,315         15,170          93,908           64,339
   NET EARNINGS                                                62,435         26,612         181,480          122,388

   NET EARNINGS APPLICABLE TO COMMON SHARES                    61,310         24,869         177,646          117,104

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PER COMMON SHARE DATA
   Net earnings  - primary                                   $    .90       $    .38     $      2.63      $      1.80
                 - fully diluted                                  .87            .38            2.55             1.76
   Cash dividends                                                 .40            .27           1.095              .81
   Book value                                                                                  21.28            19.43

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BALANCES AT END OF PERIOD
   Total loans, net of unearned income                                                   $10,073,253      $10,164,901
      FHA/VA government-insured/guaranteed loans                                           1,310,147        1,243,949
   Allowance for losses on loans                                                             166,894          169,274
   Nonperforming assets
      Nonaccrual loans                                                                        56,329           58,646
      Restructured loans                                                                       1,967            3,549
      Foreclosed properties                                                                   13,478           11,076
   Loans 90 days past due                                                                     20,369           18,090
   FHA/VA government-insured/guaranteed loans 90 days past due                               504,475          507,017
   Investment securities
       Held to maturity  -  Amortized cost                                                        --          175,506
                         -  Fair value                                                            --          176,579
       Available for sale - Amortized cost                                                 2,764,565        3,632,212
                          - Fair value                                                     2,812,927        3,653,240
                          - Unrealized gain, net of taxes                                     29,627           12,415
   Total assets                                                                           14,858,688       15,600,932
   Total deposits                                                                         11,041,783       11,512,675
   Total shareholders' equity                                                              1,487,384        1,338,159
   Total common equity                                                                     1,430,144        1,253,012
   Tier 1 capital                                                                          1,611,698        1,276,297
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

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                           UNION PLANTERS CORPORATION
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                             SEPTEMBER 30,                       SEPTEMBER 30,
                                                        1997              1996              1997              1996
----------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
   Loans, net of unearned income                    $10,338,321       $ 9,923,426       $10,422,022       $ 9,725,717
   Investment securities                              2,882,647         3,981,176         2,905,881         3,939,932
   Earning assets                                    13,465,524        14,239,276        13,600,129        14,086,972
   Total assets                                      14,751,966        15,372,020        14,835,194        15,216,621
   Total deposits                                    11,152,998        11,497,554        11,250,189        11,535,777
   Interest-bearing liabilities                      11,357,366        12,245,713        11,515,773        12,028,353
   Demand deposits                                    1,717,712         1,582,415         1,670,991         1,587,131
   Shareholders' equity                               1,427,320         1,296,229         1,388,406         1,268,414
   Common equity                                      1,367,421         1,209,110         1,319,036         1,179,210

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OTHER SUPPLEMENTAL INFORMATION
   Return on average assets                                1.68%              .69%             1.64%             1.07%
   Return on average common equity                        17.79              8.18             18.01             13.27
   Expense ratio                                           1.29              1.53              1.40              1.58
   Efficiency ratio                                       50.37             56.11             50.57             55.66
   Allowance for losses on loans to loans(1)                                                   1.90              1.90
   Nonperforming loans to loans(1)                                                              .67               .70
   Nonperforming assets to loans and
       foreclosed properties(1)                                                                 .82               .82
   Net charge-offs of loans                         $    16,521       $    13,155       $    47,216       $    33,703
   Net charge-offs as a percentage of
      average loans(1)                                      .73%              .60%              .70%              .52%
   Common shares outstanding (end of
      period, in thousands)                                                                  67,212            64,472
   Weighted average shares outstanding
      (in thousands)
         Primary                                         68,373            65,219            67,628            64,609
         Fully diluted                                   71,463            69,823            71,174            69,222
   Yield on earning assets (taxable-equivalent
      basis)                                               8.68%             8.40%             8.71%             8.48%
   Rate on interest-bearing liabilities                    4.75              4.70              4.72              4.78
   Interest rate spread (taxable-equivalent
       basis)                                              3.93              3.70              3.99              3.70
   Net interest income as a percentage of
      average earning assets (taxable-equivalent
      basis)                                               4.67              4.36              4.71              4.40
   Shareholders' equity to total assets                                                       10.01              8.58
   Leverage ratio                                                                             10.96              8.33

(1) Excludes FHA/VA government-insured/guaranteed loans